Exhibit 99.1
Viseon Names New CEO
Veteran Telecom Equipment Executive to Head Broadband Video and VoIP Telephone Manufacturer
DALLAS — Viseon, Inc. (OTCBB: VSNI — News), the inventor of the VisiFone™, the worlds first voice, video and interactive content IP telephone announced today that Sean Belanger has joined as its new President and Chief Executive Officer effective immediately. Prior to joining Viseon, Mr. Belanger was Chief Executive Officer of Paradyne Corporation from 2000 until its merger with Zhone Technologies in July, 2005. While at Paradyne, Mr. Belanger oversaw the deployment of equipment to over 300 broadband providers in over 100 countries. Before Paradyne, Belanger had served as Vice President and General Manager of 3Com Corporation’s Network Service Provider Division. Earlier in his career, he held the positions of Vice President of Sales at Primary Access and Penril DataComm.
“I am excited to lead the launch of VisiFone with carriers around the globe,” said Belanger. “The opportunities in broadband voice (or VoIP) services are tremendous in the coming months and years. VisiFone brings voice over IP, interactive content and video to broadband service providers worldwide enabling differentiated offerings and new services.”
Mr. Belanger succeeds co-inventor of the VisiFone, John Harris who will continue to serve as Chairman and Chief Technical Officer.
“Mr. Belanger is a perfect fit for Viseon, “ said Harris. “He brings knowledge, experience and success in launching new and innovative hardware to the global service provider market.”
About the VisiFone
The VisiFone is the first Digital Home Telephone for VoIP. It has been designed with input from numerous VoIP carriers to deliver consumers all of the benefits of broadband digital telephony on a single device. Features include digital WideBand audio, TV-quality videophone capabilities, interactive content and on-screen management of VoIP features and preferences.
About Viseon, Inc.
Founded in 1993 with headquarters in Dallas, Viseon, Inc. (OTCBB:VSNI — News) is a leading developer and manufacturer of patented personal broadband communications solutions. Viseon products have been sold under various brand names around the world including Philips, VTEL, and Gentner. Viseon’s mission is to work with carriers to enhance the consumer telephone experience by positioning VoIP as a premium service versus Plain Old Telephone Service (POTS), and ultimately replacing the analog telephone by bringing digital telephony quality to the broader public. The target markets for Viseon’s VisiFone are the 150 million global consumers which are projected to switch to VoIP in the next five years. Other markets for the VisiFone include corporations, universities, and government agencies. Viseon holds broadband communication related patents in the U.S. and 18 European and Asian countries and has additional patents pending. For more information on the company, please visit the company’s website, http://www.viseon.com.
“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
Statements in this news release regarding Viseon’s business that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements involve risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, including, adverse business or market conditions, the ability to secure and satisfy customers, the availability and cost of materials from suppliers, adverse competitive developments, change in or cancellation of customer requirements, and other risks described in Viseon’s Annual Report on Form 10-KSB for the most recently ended fiscal year.
VisiFone™ is a trademark of Viseon Inc. All other company and product names may be trademarks of the respective companies with which they are associated.
Contact:
Viseon, Inc., Dallas
Brian Day, 972-906-6300
brday@viseon.com

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